EXHIBIT 99.1

United-Guardian Reports Strong Third Quarter Results

HAUPPAUGE, N.Y., Nov. 9, 2015 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that sales for the third quarter of 2015 increased by 44%, and net income increased by almost 200%, compared with the same period last year. Sales for the three-month period were $3,620,365, compared with $2,516,620 for the third quarter of 2014. Net income for the three-month period increased to $1,217,537 ($0.26 per share) from $411,426 ($0.09 per share) for the same period in 2014. For the nine months ended September 30, 2015 sales increased to $12,116,849 as compared with $9,456,248 for the same period last year (an increase of 28%), and net income increased to $4,188,558 ($0.91 per share) from $2,648,452 ($0.58 per share) in 2014, a 58% increase.

Ken Globus, United-Guardian's President, stated, "The significant increases in sales and earnings for the first nine months of 2015 have been primarily the result of strong sales of our Lubrajel® line of products into China. Those increases in sales more than offset sales declines in some other geographical areas, primarily Western Europe, where the economies are still sluggish and the dollar is very strong, both of which have impacted our European sales. Based on projections from our marketing partner for China, we expect that our sales into China will be significantly lower in the fourth quarter of this year and the first quarter of 2016 than they were in the first nine months of the year, as our marketing partner works through some high inventory levels in China. We are anticipating that sales into China will resume sometime in the first quarter of 2016 as new inventory is needed, but may not reach the level of sales that we experienced in 2015. Despite this, we still expect that both our sales and earnings for the full year will be up substantially over 2014."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2015	2014	2015	2014

Net sales	$ 3,620,365	$ 2,516,620	$ 12,116,849	$ 9,456,248

Costs and expenses:
Cost of sales	1,330,842	1,301,172	4,413,986	3,838,344
Operating expenses	372,619	376,785	1,316,537	1,341,045
Research and development	223,100	294,815	506,949	570,139
Total costs and expenses	1,926,561	1,972,772	6,237,472	5,749,528
Income from operations	1,693,804	543,848	5,879,377	3,706,720

Other income:
Investment income	74,133	51,078	200,481	138,830
Income from damage settlement	---	---	---	24,402
Total other income	74,133	51,078	200,481	163,232
Income before income taxes	1,767,937	594,926	6,079,858	3,869,952

Provision for income taxes	550,400	183,500	1,891,300	1,221,500
Net Income	$ 1,217,537	$ 411,426	$ 4,188,558	$ 2,648,452

Earnings per common share
(Basic and Diluted)	$ 0.26	$ 0.09	$ 0.91	$ 0.58

Weighted average shares – basic and diluted	4,596,439	4,596,439	4,596,439	4,596,439

••• Additional financial information can be found at the company's web site at www.u-g.com. •••

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900